Exhibit (k)(5)

ARK VENTURE FUND

SECOND AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

THIS SECOND AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT (the “Agreement”) is effective as of the 23rd day of September 2025, by and between ARK VENTURE FUND, a Delaware statutory trust (the “Fund”) and the investment adviser of such Fund, ARK INVESTMENT MANAGEMENT LLC (the “Adviser”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as a closed-end management investment company;

WHEREAS, the Adviser renders advice and services to the Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Fund and the Adviser dated as of the 26th day of July 2022 (the “Investment Advisory Agreement”); and

WHEREAS, the Fund’s Board of Trustees (the “Board”) and the Adviser have determined that it is appropriate and in the best interests of the Fund to limit the expenses of the Fund and, therefore, have entered into this Agreement in order to maintain the Fund’s expense ratio within the Annual Limit, as defined below;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1. Definition. For purposes of this Agreement, the term “Expense” with respect to the Fund, is defined to include all expenses of every character of the Fund except (1) expenses directly related to the costs of making investments; (2) taxes; (3) brokerage costs; (4) acquired fund fees and expenses; (5) expenses of litigation, indemnification and shareholder meetings; (6) organizational expenses; (7) offering costs; and (8) extraordinary expenses.

2. Limit on Expenses. The Adviser hereby agrees to limit the Fund’s total annual Expense so that it does not exceed the percentage of the average daily net assets of each class of shares of the Fund as listed in Appendix A (the “Annual Limit”). In the event that the current Expense of the Fund, as accrued each month, exceed its Annual Limit, the Adviser will pay to the Fund, on a monthly basis, the excess expense within 30 days of being notified that an excess expense payment is due.

3. Reimbursement of Fees and Expenses. The Adviser may not recoup expenses reimbursed or fees waived pursuant to this Agreement.

4. Term. This Agreement will remain in effect unless and until the Board approves its termination.

5. Termination. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Fund, upon sixty (60) days’ written notice to the Adviser. This Agreement may not be terminated by the Adviser without the consent of the Board of Trustees of the Fund. This Agreement will automatically terminate if the Investment Advisory Agreement is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination.

6. Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

7. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

ARK VENTURE FUND		ARK INVESTMENT MANAGEMENT LLC

By:	/s/ Thomas G. Staudt	By:	/s/ Catherine D. Wood
Name:	Thomas G. Staudt	Name:	Catherine D. Wood
Title:	President	Title:	Chief Executive Officer/CIO

Appendix A

Annual Expense Limit

(as a percent of average daily net assets)

Class D Shares	Class S Shares	Class U Shares
2.90%	3.60%	3.50%